Exhibit 23.3

CONSENT OF SHESHUNOFF & CO. INVESTMENT BANKING

We hereby consent to the use of our name and to the description of our opinion letter, dated June 8, 2008, under the caption “Opinion of Parish Financial Advisors” in the Registration Statement on Form S-4 of Whitney Holding Corporation. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that would come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Sheshunoff & Co. Investment Banking

SHESHUNOFF & CO. INVESTMENT BANKING

Austin, Texas
August 22, 2008